EXHIBIT 99

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS INCREASE IN SECOND QUARTER

EARNINGS, SOLID NET INTEREST MARGIN AND LOAN GROWTH

WAYNE, NJ – July 28, 2011 — Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, today reported net income for the second quarter of 2011 of $36.9 million, or $0.22 per diluted common share, as compared to the second quarter of 2010 earnings of $33.0 million, or $0.20 per diluted common share. See the “Performance Highlights” section below for more details.

All common share data presented in this press release, including the earnings per diluted common share data above, was adjusted for a five percent stock dividend issued on May 20, 2011.

Gerald H. Lipkin, Chairman, President and CEO commented that, “We continued to record solid earnings in the second quarter largely due to the performance of our net interest margin and our traditional focus on operating efficiently throughout the organization. Our very successful one price mortgage refinancing program and targeted growth in our commercial real estate portfolio contributed to real estate loan growth of more than eight percent on an annualized basis during the quarter.

In April 2011, we announced our entry into a merger agreement with State Bancorp, Inc. and its principal subsidiary, State Bank of Long Island with approximately $1.6 billion in assets. We are very excited about this opportunity to enter the Long Island market through the acquisition of a well-positioned and prudently managed institution. State Bank’s 17 branch network, experienced staff and attractive demographic concentration and client base in Manhattan, Queens, Nassau and Suffolk counties provide a compelling reason for our expansion into this competitive market. We recently received regulatory approval from the Office of the Comptroller of the Currency and the Federal Reserve Bank of New York, and the transaction closing is anticipated in the fourth quarter of 2011, subject to shareholder approval and other conditions.”

Performance Highlights

•

Net Interest Income and Margin: Net interest income increased $778 thousand to $117.7 million for the quarter ended June 30, 2011 as compared to $116.9 million for the quarter ended March 31, 2011. On a tax equivalent basis, our net interest margin was 3.71 percent in the second quarter of 2011 unchanged as compared to the first quarter of 2011, and 1 basis point lower than 3.72 percent for the second quarter of 2010. See the “Net Interest Income and Margin” section below for more details.

•	Loan Growth: Total non-covered loans increased by $73.0 million to $9.3 billion at June 30, 2011 from March 31, 2011. Our residential mortgage portfolio grew by $99.5 million, or 19.4

Valley National Bancorp (NYSE: VLY)

2011 Second Quarter Earnings

July 28, 2011

percent on an annualized basis, during the second quarter of 2011. We originated over $230 million in new and refinanced residential mortgage loans during the period and held over 77 percent of these loans in our loan portfolio at June 30, 2011. However, we experienced an increase in commercial and industrial loan prepayments and a continued decline in our automobile loan portfolio, partially offsetting the growth in our real estate based portfolios.

•

Asset Quality: Total loans past due 30 days or more were 1.66 percent of the loan portfolio at June 30, 2011 compared to 1.70 percent at March 31, 2011. Total non-accrual loans were $113.8 million, or 1.19 percent of our entire loan portfolio of $9.6 billion, at June 30, 2011. The residential mortgage and home equity loan portfolios totaling over 22,500 individual loans had only 248 loans past due 30 days or more at June 30, 2011. At June 30, 2011, residential mortgage and home equity loans delinquent 30 days or more totaled $47.3 million, or 1.80 percent of the $2.6 billion in total loans within these categories. See “Credit Quality” section below for more details.

•

Provision for Losses on Non-Covered Loans and Unfunded Letters of Credit: The provision for losses on non-covered loans (i.e., loans which are not subject to our loss-sharing agreements with the FDIC) and unfunded letters of credit increased to $6.8 million for the second quarter of 2011 as compared to $5.3 million for the first quarter of 2011 and declined from $12.4 million for the second quarter of 2010. Net loan charge-offs on non-covered loans increased to $6.2 million for the three months ended June 30, 2011 compared to $3.8 million for the first quarter of 2011 and $5.2 million for the second quarter of 2010. At June 30, 2011, our allowance for losses on non-covered loans and unfunded letters of credit was 1.32 percent of non-covered loans, unchanged from March 31, 2011 and 0.08 percent higher than 1.24 percent at June 30, 2010.

•

Provision for Losses on Covered Loans: We recorded a $788 thousand reduction in our provision for losses on covered loans (i.e., loans subject to our loss-sharing agreements with the FDIC) during the second quarter of 2011, as compared to a provision of $18.9 million in the first quarter of 2011, due to the slightly lower level of estimated credit impairment within certain pools of covered loans. Our allowance for losses on covered loans totaled $18.7 million at June 30, 2011 as compared to $20.1 million at March 31, 2011 and was reduced by loan charge-offs totaling $639 thousand during the second quarter of 2011.

•

Change in FDIC Loss-Share Receivable: We recognized a $2.7 million reduction in non-interest income during the second quarter of 2011 due to a decrease in our FDIC loss-share receivable primarily caused by a $2.9 million adjustment for increased cash flows from certain covered loan pools in excess of originally forecasted cash flows, which are recognized on a prospective basis over the life of the loan pools.

•

Investments: We recognized net gains on securities transactions totaling $16.5 million ($0.06 per common share) during the second quarter of 2011 mainly due to the sale of $253.0 million in residential mortgage-backed securities issued by government agencies, preferred securities issued by Freddie Mac and Fannie Mae, and U.S. Treasury securities that were classified as available for sale. No impairment charges were recognized on securities in earnings during the

Valley National Bancorp (NYSE: VLY)

2011 Second Quarter Earnings

July 28, 2011

second quarter of 2011, as compared to $825 thousand in the first quarter of 2011 and $2.0 million during the second quarter of 2010.

•

Trading Mark to Market Impact on Earnings: Net income for the second quarter of 2011 included net trading losses totaling $1.0 million (less than $0.01 per common share) as compared to net trading gains of $838 thousand for the second quarter of 2010. Trading losses and gains mainly represent non-cash mark to market gains on our junior subordinated debentures carried at fair value.

•

Income Tax Expense: Our effective tax rate increased by 8.7 percent to 40.6 percent for the second quarter of 2011 as compared to 31.9 percent for the first quarter of 2011 largely due to an incremental tax provision of $8.5 million ($0.05 per common share). See the “Income Tax Expense” section below for more details.

Net Interest Income and Margin

Net interest income on a tax equivalent basis was $119.0 million for the second quarter of 2011, a $736 thousand increase from the first quarter of 2011 and an increase of $552 thousand from the second quarter of 2010. The linked quarter increase was mainly driven by higher average loan balances caused by residential and commercial real estate loan growth during the first and second quarters of 2011, as well as a decrease in our cost of funds in the second quarter of 2011 reflecting the maturity of high cost long-term FHLB borrowings in April, March, and January 2011. The funding from the FHLB borrowings was largely replaced with lower cost deposits, including three to five year-term brokered certificates of deposit purchased in the first quarter of 2011.

The net interest margin on a tax equivalent basis was 3.71 percent for the second quarter of 2011, unchanged from the linked first quarter of 2011, and a 1 basis point decline from 3.72 percent for the quarter ended June 30, 2010. The yield on average interest earning assets decreased by three basis points on a linked quarter basis mainly as a result of slightly lower yields on average loans, partially offset by an increase in yield on average non-taxable investments. However, the cost of average interest bearing liabilities declined three basis points from the first quarter of 2011 mainly due to a one basis point decrease in the cost of average long-term borrowings and a greater percentage of lower cost deposits to other borrowings, partially offset by a two basis point increase in the cost of average interest bearing deposits. The increase in our cost of interest bearing deposits was caused, in part, by three and five-year term brokered certificates of deposit totaling $102.3 million purchased in March and February 2011 to replace the funding from maturing FHLB borrowings, as well as a modest increase in interest rates on our money market deposit accounts. Our cost of total deposits was 0.72 percent for the second quarter of 2011 compared to 0.71 percent for the three months ended March 31, 2011.

Credit Quality

Total loan delinquencies as a percentage of total loans were 1.66 percent at June 30, 2011 as compared to 1.70 percent at March 31, 2011 and 1.71 percent at June 30, 2010. With a loan portfolio totaling approximately $9.6 billion, net loan charge-offs on non-covered loans for the second quarter of 2011 totaled $6.2 million as compared to $3.8 million for the first quarter of 2011 and $5.2 million for the

Valley National Bancorp (NYSE: VLY)

2011 Second Quarter Earnings

July 28, 2011

second quarter of 2010. Charge-offs on loans in our impaired covered loan pools totaled $639 thousand for the second quarter of 2011 and are substantially covered by loss-sharing agreements with the FDIC.

The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category at June 30, 2011, March 31, 2011 and June 30, 2010:

	June 30, 2011		March 31, 2011		June 30, 2010
	Allowance Allocation	Allocation as a % of Loan Category	Allowance Allocation	Allocation as a % of Loan Category	Allowance Allocation	Allocation as a % of Loan Category
Loan Category:
Commercial and Industrial loans*	$59,919	3.28%	$59,072	3.18%	$55,662	3.16%
Commercial real estate loans:
Commercial real estate	18,310	0.53%	16,717	0.48%	15,097	0.44%
Construction	13,863	3.35%	14,446	3.45%	15,000	3.43%

Total commercial real estate loans	32,173	0.82%	31,163	0.80%	30,097	0.78%
Residential mortgage loans	10,913	0.51%	10,884	0.53%	6,412	0.34%
Consumer loans:
Home equity	2,791	0.58%	2,429	0.49%	1,667	0.31%
Auto and other consumer	8,284	0.90%	9,871	1.06%	11,649	1.23%

Total consumer loans	11,075	0.79%	12,300	0.86%	13,316	0.89%
Covered loans	18,719	6.07%	20,147	5.99%	—	0.00%
Unallocated	8,094	NA	8,156	NA	7,017	NA

Allowance for credit losses	$140,893	1.47%	$141,722	1.48%	$112,504	1.19%

*	Includes the reserve for unfunded letters of credit.

Total non-performing assets (“NPAs”), consisting of non-accrual loans, other real estate owned (OREO) and other repossessed assets, totaled $125.5 million, or 1.29 percent of loans and NPAs at June 30, 2011 compared to $113.2 million, or 1.17 percent of loans and NPAs at March 31, 2011. The $12.3 million increase in non-performing assets was mostly due to an $11.3 million increase in non-accrual commercial real estate loans to $43.0 million, or 1.23 percent of the commercial real estate loan portfolio at June 30, 2011. The increase was mostly due to five additional non-performing relationships totaling $11.8 million (with $442 thousand in related specific reserves included in our total allowance for loan losses) at June 30, 2011.

Non-accrual loans increased to $113.8 million at June 30, 2011 as compared to $101.3 million at March 31, 2011 mainly due to the aforementioned increase in non-accrual commercial real estate loans. Although the timing of collection is uncertain, management believes that most of the non-accrual loans are well secured and largely collectible based on, in part, our quarterly review of impaired loans. Our impaired loans, mainly consisting of non-accrual and troubled debt restructured commercial and commercial real estate loans, totaled $173.5 million at June 30, 2011 and had $17.9 million in related specific reserves included in our total allowance for loan losses. OREO (which consists of 12 commercial and residential properties) and other repossessed assets, excluding OREO

Valley National Bancorp (NYSE: VLY)

2011 Second Quarter Earnings

July 28, 2011

subject to loss-sharing agreements with the FDIC, totaled a combined $11.7 million at June 30, 2011 as compared to $11.9 million at March 31, 2011.

Loans past due 90 days or more and still accruing increased to $2.7 million, or 0.03 percent of total loans at June 30, 2011 compared to $1.8 million, or 0.02 percent at March 31, 2011 primarily due to the addition of one commercial real estate loan, partly offset by moderate declines in residential mortgage and consumer loans within this delinquency category.

Performing troubled debt restructured loans (“restructured loans”) with modified terms and not reported as loans 90 days or more past due and still accruing or as non-accrual loans, are performing restructured loans to customers experiencing financial difficulties where a concession has been granted. Our performing restructured loan balances totaled $101.4 million at June 30, 2011 and consisted of 50 loans (primarily in the commercial and industrial loan and commercial real estate portfolios) as compared to 43 loans totaling $91.7 million at March 31, 2011. On an aggregate basis, the $101.4 million in performing restructured loans at June 30, 2011 had a weighted average modified interest rate of approximately 5.06 percent as compared to a yield of 5.62 percent on the entire loan portfolio for the second quarter of 2011.

Loans and Deposits

Overall, total loans increased $44.9 million, or 1.9 percent on an annualized basis to approximately $9.6 billion at June 30, 2011 as compared to March 31, 2011. See discussion below for a complete analysis of the change in mix between each loan category.

Non-Covered Loans. Non-covered loans are loans not subject to loss-sharing agreements with the FDIC. Non-covered loans increased $73.0 million, or 3.2 percent on an annualized basis, to approximately $9.3 billion at June 30, 2011 from March 31, 2011. The linked quarter increase was mainly comprised of increases in residential mortgage and commercial real estate loans of $99.5 million and $28.8 million, respectively, partially offset by decreases of $33.8 million and $20.0 million in commercial and industrial loans and automobile loans, respectively. Residential mortgage loans increased due to the continued success of our $499 refinance program, including our television and radio ad campaigns during the second quarter, and the current low level of market interest rates. Commercial real estate loans increased during the quarter as we increased our business emphasis on co-op and multifamily loan lending in our markets during the first half of 2011. Several factors contributed to the decline in commercial and industrial loans, including a seasonal decline in line of credit usage within asset-based lending, somewhat softer loan demand coupled with strong competition for quality credits, and the $10.7 million payoff in full of a performing, but internally criticized loan. Automobile loan balances have continued to decline due to several factors, including our high credit standards, acceptable loan to collateral value levels, and high unemployment levels. Additionally, in an attempt to build market share, some large competitors continue to offer rates and terms that are less than Valley’s profitability thresholds. These factors may continue to constrain the levels of our auto loan originations for the remainder of 2011.

Covered Loans. Loans for which Valley National Bank will share losses with the FDIC are referred to as “covered loans,” and consist of loans acquired from LibertyPointe Bank and The Park Avenue Bank as a part of FDIC-assisted transactions during the first quarter of 2010. Our covered loans consist

Valley National Bancorp (NYSE: VLY)

2011 Second Quarter Earnings

July 28, 2011

primarily of commercial real estate loans and commercial and industrial loans and totaled $308.4 million at June 30, 2011 as compared to $336.6 million at March 31, 2011. These loans are accounted for on a pool basis. On an aggregate basis the acquired pools of covered loans are performing better than originally expected, and based on our current estimates, we expect to receive more future aggregate cash flows than originally modeled at the acquisition dates. For those pools with better than expected cash flows, the forecasted increase is recorded as a prospective adjustment to our interest income on loans over future periods. Additionally, on a prospective basis, we will reduce the FDIC loss-share receivable by the guaranteed portion of the amount expected to be received. During the second quarter of 2011, we reduced our FDIC loss-share receivable by $2.9 million due to the receipt of additional cash flows from pooled loans with a corresponding reduction in non-interest income for the period, as compared to $2.4 million in the first quarter of 2011.

Deposits. Total deposits decreased $15.9 million to approximately $9.7 billion at June 30, 2011 from March 31, 2011. Savings, NOW and money market deposits decreased $74.9 million to $4.3 billion at June 30, 2011 as compared to March 31, 2011 largely due to the repayment of $117.0 million in brokered money market funds entered into and used by management to partially fund investment security purchases during the first quarter of 2011. Brokered money market funds with variable rates based on the U.S. dollar one month LIBOR rate plus 5 basis points totaled $102.9 million at June 30, 2011. Management anticipates that it will repay the remainder of this funding source from normal principal paydowns and interest from its investment securities portfolio during the remainder of 2011 based on the level of interest rates and other funding sources available for its asset/liability management strategies. Time deposits increased $35.9 million during the second quarter mainly due to new retail three and five-year term certificates of deposit. Non-interest bearing deposits also increased $23.0 million as compared to March 31, 2011 mainly due to general increases in both commercial and retail deposits.

Non-Interest Income

Second quarter of 2011 compared with second quarter of 2010

Non-interest income for the second quarter of 2011 increased $11.0 million to $33.5 million as compared to $22.5 million for the same period of 2010. Net gains on securities transactions increased $12.8 million to $16.5 million ($0.06 per common share) for the three months ended June 30, 2011 mainly due to gains on the sale of $253.0 million in residential mortgage-backed securities, preferred securities, and U.S. Treasury securities classified as available for sale in the 2011 period as compared to $3.7 million in gains on the sale of $73.9 million in U.S. Treasury securities that were classified as available for sale in the second quarter of 2010. There were no net impairment losses on securities for the second quarter of 2011 compared to $2.0 million for the same period in 2010. Net trading gains decreased to a loss of $1.0 million for the second quarter of 2011 as compared to a net trading gain of $838 thousand for the second quarter of 2010 mainly due to non-cash mark to market losses on our trust preferred debentures carried at fair value. Additionally, the change in the FDIC loss-share receivable resulted in a $2.7 million reduction in non-interest income as compared to the second quarter of 2010 due to the effect of better than originally expected cash flows on certain covered loan pools.

Valley National Bancorp (NYSE: VLY)

2011 Second Quarter Earnings

July 28, 2011

Second quarter of 2011 compared with first quarter of 2011

Non-interest income for the second quarter of 2011 decreased $11.3 million from $44.8 million for the quarter ended March 31, 2011. Non-interest income recognized due to the change in the FDIC loss-share receivable declined by $18.9 million from approximately $16.2 million in the first quarter of 2011 mainly due to additional estimated credit losses on covered loan pools increasing the receivable at March 31, 2011. Net trading gains decreased $4.4 million from a net trading gain of $3.4 million for the first quarter of 2011 mainly due to non-cash mark to market losses in the second quarter on our trust preferred debentures carried at fair value. Net gains on sales of loans also decreased $2.0 million to $1.6 million for the second quarter of 2011 as compared to the first quarter of 2011 mainly due to lower sales volumes as we held a higher percentage of our new residential mortgage loan originations for investment. However, net gains on securities transactions increased $13.8 million from $2.7 million during the first quarter of 2011 to $16.5 million in the second quarter. The first quarter gains primarily resulted from the sale of $239.0 million in certain residential mortgage-backed securities issued by government agencies that were classified as available for sale.

Non-Interest Expense

Second quarter of 2011 compared with second quarter of 2010

Non-interest expense increased $3.1 million to $83.1 million for the three months ended June 30, 2011 from $80.0 million for the same period of 2010. Advertising expense increased $1.6 million to $2.7 million in the second quarter of 2011 mainly due to an increase in promotional campaigns including television and radio. Other non-interest expense increased $1.4 million to $12.7 million largely due to an $838 thousand write down of an OREO commercial property (which is expected to be sold in the third quarter of 2011) to $2.4 million at June 30, 2011, as well as a general increase in OREO expenses. Salary and employee benefits expense increased $1.1 million, or 2.7 percent to $44.1 million for the three months ended June 30, 2011 mainly due to normal annual increases in salary expense. Partially offsetting these increases, amortization of other intangible assets decreased $649 thousand from $2.4 million for the second quarter of 2010 mainly due to the recognition of a $631 thousand impairment charge on certain loan servicing rights in the 2010 period as compared to a $49 thousand net valuation allowance recovery on the fair value of previously impaired loan servicing rights during the second quarter of 2011. Net occupancy and equipment expense also declined $621 thousand to $15.5 million for the second quarter of 2011 as compared to the second quarter of 2010 mainly due to expense reductions related to the closure of five of seven branches acquired in FDIC-assisted transactions in the second quarter of 2010.

Second quarter of 2011 compared with first quarter of 2011

Non-interest expense decreased by $749 thousand from $83.8 million for the linked quarter ended March 31, 2011. Net occupancy and equipment expense decreased by $1.7 million to $15.5 million for the second quarter of 2011 mainly due to higher seasonal maintenance and building repair expenses in the first quarter of 2011. Professional and legal expense also decreased $753 thousand from $3.8 million for the three months ended March 31, 2011 due, in part, to lower expenses related to covered assets acquired in the FDIC-assisted transactions. However, advertising expense increased

Valley National Bancorp (NYSE: VLY)

2011 Second Quarter Earnings

July 28, 2011

$1.2 million from $1.5 million for the first quarter of 2011 due to an increase in television and radio spots during the second quarter.

Income Tax Expense

Income tax expense was $25.2 million and $14.1 million for the second quarters of 2011 and 2010, respectively. The effective tax rate increased by 10.7 percent to 40.6 percent for the second quarter of 2011 as compared to 29.9 percent for the second quarter of 2010 largely due to an incremental tax provision of $8.5 million ($0.05 per common share) related to a change in state tax case law during the second quarter of 2011, partly offset by our increased and planned investment in additional federal tax credits during 2011.

Income tax expense was $42.3 million and $26.3 million for the six months ended June 30, 2011 and 2010, respectively. The effective tax rate increased by 6.2 percent to 36.5 percent for the six months ended June 30, 2011 as compared to 30.3 percent for the same period of 2010 largely due to the aforementioned one-time tax provision related to a change in state tax case law during the second quarter of 2011, partly offset by our increased and planned investment in additional federal tax credits during 2011.

We expect that the tax law change will not materially impact our effective tax rate in future periods. For the remainder of 2011, we anticipate that our effective tax rate will approximate 29 percent.

About Valley

Valley is a regional bank holding company with over $14 billion in assets, headquartered in Wayne, New Jersey. Its principal subsidiary, Valley National Bank, currently operates 198 branches in 134 communities serving 14 counties throughout northern and central New Jersey, Manhattan, Brooklyn and Queens. Valley National Bank is the largest commercial bank headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. Valley National Bank offers a wide range of deposit products, mortgage loans and cash management services to consumers and businesses including products tailored for the medical, insurance and leasing business. Valley National Bank’s comprehensive delivery channels enable customers to bank in person, by telephone or online.

For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call the local 24/7 Customer Service at 800-522-4100.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,”

Valley National Bancorp (NYSE: VLY)

2011 Second Quarter Earnings

July 28, 2011

“typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	a continued weakness or unexpected decline in the U.S. economy, in particular in New Jersey and the New York Metropolitan area;

•	higher than expected increases in our allowance for loan losses;

•	higher than expected increases in loan losses or in the level of nonperforming loans;

•	unexpected changes in interest rates;

•	higher than expected tax rates, including increases resulting from changes in tax laws, regulations and case law;

•	a continued or unexpected decline in real estate values within our market areas;

•	declines in value in our investment portfolio;

•	charges against earnings related to the change in fair value of our junior subordinated debentures;

•	higher than expected FDIC insurance assessments;

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships;

•	lack of liquidity to fund our various cash obligations;

•	unanticipated reduction in our deposit base;

•	potential acquisitions may disrupt our business;

•	government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve;

•

legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs and/or require us to change our business model;

•	changes in accounting policies or accounting standards;

•	our inability to promptly adapt to technological changes;

•	our internal controls and procedures may not be adequate to prevent losses;

•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;

•	the possibility that the expected benefits of acquisitions will not be fully realized, including lower than expected cash flows from covered loan pools acquired in FDIC-assisted transactions;

•

failure to obtain shareholder approval for the merger of State Bancorp with Valley or to satisfy other conditions to the merger on the proposed terms and within the proposed timeframe including, without limitation, the purchase from the United States Department of the Treasury of each share of State Bancorp’s Series A Preferred Stock issued under the Treasury’s Capital Purchase Program; and

•	other unexpected material adverse changes in our operations or earnings.

Valley National Bancorp (NYSE: VLY)

2011 Second Quarter Earnings

July 28, 2011

A detailed discussion of factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2010. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Additional Information and Where to Find it

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger, Valley has filed a proxy statement/prospectus (subject to completion) with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the registration statement and other documents filed by Valley with the Commission at the Commission’s web site at www.sec.gov. These documents may be accessed and downloaded for free at Valley’s web site at http://www.valleynationalbank.com/filings.html or by directing a request to Dianne M. Grenz, First Senior Vice President, Valley National Bancorp, at 1455 Valley Road, Wayne, New Jersey 07470, telephone (973) 305-3380.

Participants in the Solicitation

This communication is not a solicitation of a proxy from any security holder of State Bancorp. However, Valley, State Bancorp, their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from State Bancorp’s shareholders in respect of the proposed transaction. Information regarding the directors and executive officers of Valley may be found in its definitive proxy statement relating to its 2011 Annual Meeting of Shareholders, which was filed with the Commission on March 11, 2011 and can be obtained free of charge from Valley’s website. Information regarding the directors and executive officers of State Bancorp may be found in its definitive proxy statement relating to its 2011 Annual Meeting of Shareholders, which was filed with the Commission on March 25, 2011 and can be obtained free of charge from State Bancorp’s website. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC.

#     #     #

-Tables to Follow-

Valley National Bancorp

CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Six Months Ended June 30,
	June 30, 2011	March 31, 2011	June 30, 2010
($ in thousands, except for share data)				2011	2010
FINANCIAL DATA:
Net interest income	$117,670	$116,892	$117,026	$234,562	$231,877
Net interest income - FTE (4)	118,979	118,243	118,427	237,222	234,651
Non-interest income (2)	33,535	44,787	22,476	78,322	38,153
Non-interest expense	83,080	83,829	79,973	166,909	158,327
Income tax expense	25,205	17,103	14,081	42,308	26,281
Net income	36,894	36,585	33,010	73,479	60,373
Weighted average number of common shares outstanding: (5)
Basic	169,843,354	169,671,128	169,009,302	169,757,717	168,921,009
Diluted	169,852,912	169,678,846	169,013,634	169,766,394	168,922,864
Per common share data: (5)
Basic earnings	$0.22	$0.22	$0.20	$0.43	$0.36
Diluted earnings	0.22	0.22	0.20	0.43	0.36
Cash dividends declared	0.17	0.17	0.17	0.34	0.34
Book value	7.72	7.71	7.51	7.72	7.51
Tangible book value (1)	5.71	5.68	5.53	5.71	5.53
Tangible common equity to tangible assets (1)	6.86%	6.88%	6.78%	6.86%	6.78
Closing stock price - high	$13.72	$14.20	$15.19	$14.20	$15.19
Closing stock price - low	12.82	12.70	12.97	12.70	11.91
CORE ADJUSTED FINANCIAL DATA: (1)
Net income, as adjusted	$36,894	$37,102	$34,292	$73,996	$63,278
Basic earnings per share, as adjusted	0.22	0.22	0.20	0.44	0.37
Diluted earnings per share, as adjusted	0.22	0.22	0.20	0.44	0.37
FINANCIAL RATIOS:					`
Net interest margin	3.67%	3.66%	3.68%	3.67%	3.64
Net interest margin - FTE (4)	3.71	3.71	3.72	3.71	3.68
Annualized return on average assets	1.03	1.03	0.93	1.03	0.85
Annualized return on average shareholders’ equity	11.24	11.23	10.44	11.24	9.58
Annualized return on average tangible shareholders’ equity (1)	15.22	15.26	14.16	15.24	12.96
Efficiency ratio (6)	54.95	51.85	57.33	53.35	58.63
CORE ADJUSTED FINANCIAL RATIOS: (1)
Annualized return on average assets, as adjusted	1.03%	1.04%	0.97%	1.04%	0.89
Annualized return on average shareholders’ equity as adjusted	11.24	11.39	10.85	11.32	10.04
Annualized return on average tangible shareholders’ equity, as adjusted	15.22	15.48	14.71	15.34	13.58
Efficiency ratio, as adjusted	54.95	51.59	56.50	53.21	57.64
AVERAGE BALANCE SHEET ITEMS:
Assets	$14,275,283	$14,214,256	$14,200,681	$14,244,938	$14,163,869
Interest earning assets	12,828,039	12,760,643	12,737,298	12,794,528	12,742,250
Loans	9,619,959	9,458,201	9,544,364	9,539,527	9,483,601
Interest bearing liabilities	10,348,181	10,350,865	10,430,980	10,349,516	10,469,660
Deposits	9,802,061	9,524,262	9,612,818	9,663,929	9,558,503
Shareholders’ equity	1,312,501	1,302,863	1,264,633	1,307,708	1,259,937

Valley National Bancorp

CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of and For the Period Ended
($ in thousands)	June 30, 2011	March 31, 2011	December 31, 2010	June 30, 2010
BALANCE SHEET ITEMS:
Assets	$14,469,776	$14,363,839	14,143,826	$14,112,481
Total loans	9,591,023	9,546,169	9,365,795	9,430,976
Non-covered loans	9,282,599	9,209,593	9,009,140	9,045,650
Deposits	9,706,447	9,722,375	9,363,614	9,420,421
Shareholders’ equity	1,311,218	1,307,524	1,295,205	1,268,667
Total Tier 1 common capital (1)	990,110	978,749	967,015	955,950
CAPITAL RATIOS:
Tier 1 leverage ratio	8.37%	8.32%	8.31%	8.16%
Risk-based capital - Tier 1	11.07	11.00	10.94	10.72
Risk-based capital - Total Capital	13.09	13.01	12.91	12.74
Tier 1 common capital ratio (1)	9.40	9.32	9.25	9.05

	Three Months Ended			Six Months Ended June 30,
	June 30, 2011	March 31, 2011	June 30, 2010
($ in thousands)				2011	2010
ALLOWANCE FOR CREDIT LOSSES:
Beginning balance - Allowance for credit losses	$141,722	$126,504	$105,283	$126,504	$103,655
Loans charged-off: (3)
Commercial and industrial	(3,056)	(6,672)	(1,978)	(9,728)	(10,659)
Commercial real estate	(3,631)	(823)	(760)	(4,454)	(1,416)
Construction	—	—	—	—	(419)
Residential mortgage	(443)	(783)	(1,632)	(1,226)	(2,167)
Consumer	(1,355)	(1,758)	(2,515)	(3,113)	(6,388)

Total loans charged-off	(8,485)	(10,036)	(6,885)	(18,521)	(21,049)

Charged-off loans recovered:
Commercial and industrial	741	448	768	1,189	3,130
Commercial real estate	5	21	26	26	120
Construction	197	—	—	197	—
Residential mortgage	69	21	47	90	52
Consumer	618	602	827	1,220	1,547

Total loans recovered	1,630	1,092	1,668	2,722	4,849

Net charge-offs	(6,855)	(8,944)	(5,217)	(15,799)	(16,200)
Provision charged for credit losses	6,026	24,162	12,438	30,188	25,049

Ending balance - Allowance for credit losses	$140,893	$141,722	$112,504	$140,893	$112,504

Components of allowance for credit losses:
Allowance for non-covered loans	$119,907	$119,700	$110,645	$119,907	$110,645
Allowance for covered loans	18,719	20,147	—	18,719	—

Allowance for loan losses	138,626	139,847	110,645	138,626	110,645
Allowance for unfunded letters of credit	2,267	1,875	1,859	2,267	1,859

Allowance for credit losses	$140,893	$141,722	$112,504	$140,893	$112,504

Components of provision for credit losses:
Provision for losses on non-covered loans	$6,422	$5,205	$12,376	$11,627	$24,855
Provision for losses on covered loans	(788)	18,882	—	18,094	—
Provision for unfunded letters of credit	392	75	62	467	194

Provision for credit losses	$6,026	$24,162	$12,438	$30,188	$25,049

Annualized ratio of net charge-offs of non-covered loans to average loans	0.26%	0.16%	0.22%	0.21%	0.34%
Annualized ratio of total net charge-offs to average loans	0.29	0.38	0.22	0.33	0.34
Allowance for non-covered loan losses as a % of non-covered loans	1.29	1.30	1.22	1.29	1.22
Allowance for credit losses as a % of total loans	1.47	1.48	1.19	1.47	1.19

Valley National Bancorp

CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of and For the Period Ended
($ in thousands)	June 30, 2011	March 31, 2011	December 31, 2010	June 30, 2010
ASSET QUALITY (NON-COVERED ASSETS): (7)
Accruing past due loans:
30 to 89 days past due:
Commercial and industrial	$10,915	$11,007	$13,852	$14,262
Commercial real estate	7,710	14,025	14,563	6,001
Construction	1,710	11,860	2,804	5,810
Residential mortgage	13,819	12,373	12,682	8,421
Consumer	8,661	9,565	14,638	17,088

Total 30 to 89 days past due	42,815	58,830	58,539	51,582
90 or more days past due:
Commercial and industrial	12	12	12	502
Commercial real estate	1,682	—	—	1,608
Construction	—	—	196	1,507
Residential mortgage	687	1,201	1,556	1,676
Consumer	319	575	723	786

Total 90 or more days past due	2,700	1,788	2,487	6,079

Total accruing past due loans	$45,515	$60,618	$61,026	$57,661

Non-accrual loans:
Commercial and industrial	$15,882	$16,476	$13,721	$16,240
Commercial real estate	43,041	31,759	32,981	30,798
Construction	22,004	21,402	27,312	28,581
Residential mortgage	29,815	28,923	28,494	25,916
Consumer	3,009	2,730	2,547	1,975

Total non-accrual loans	113,751	101,290	105,055	103,510
Other real estate owned (8)	10,797	10,904	10,498	4,633
Other repossessed assets	929	960	1,707	1,666

Total non-performing assets (“NPAs”)	$125,477	$113,154	$117,260	$109,809

Performing troubled debt restructured loans	$101,444	$91,673	$89,696	$47,959
Total non-accrual loans as a % of loans	1.19%	1.06%	1.12%	1.10%
Total NPAs as a % of loans and NPAs	1.29	1.17	1.24	1.15
Total accruing past due and non-accrual loans as a % of loans (8)	1.66	1.70	1.77	1.71
Allowance for losses on non-covered loans as a % of non-accrual loans	105.41	118.18	112.63	106.89

NOTES TO SELECTED FINANCIAL DATA

(1)

This press release contains certain supplemental financial information, described in the following notes, which has been determined by methods other than U.S. Generally Accepted Accounting Principles (“GAAP”) that management uses in its analysis of Valley’s performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley’s financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley’s presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley’s business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

	Three Months Ended			Six Months Ended June 30,
	June 30, 2011	March 31, 2011	June 30, 2010
($ in thousands, except for share data)				2011	2010
Tangible book value per common share:
Common shares outstanding	169,851,372	169,678,227	169,022,591	169,851,372	169,022,591

Shareholders’ equity	$1,311,218	$1,307,524	$1,268,667	$1,311,218	$1,268,667
Less: Goodwill and other intangible assets	(341,893)	(343,214)	(333,836)	(341,893)	(333,836)

Tangible shareholders’ equity	$969,325	$964,310	$934,831	$969,325	$934,831
Tangible book value	$5.71	$5.68	$5.53	$5.71	$5.53

Valley National Bancorp

CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA—CONTINUED

	Three Months Ended			Six Months Ended June 30,
	June 30, 2011	March 31, 2011	June 30, 2010
($ in thousands, except for share data)				2011	2010
Annualized return on average tangible equity:
Net income	$36,894	$36,585	$33,010	$73,479	$60,373

Average shareholders’ equity	1,312,501	1,302,863	1,264,633	1,307,708	1,259,937
Less: Average goodwill and other intangible assets	(342,590)	(343,908)	(332,273)	(343,245)	(327,896)

Average tangible shareholders’ equity	$969,911	$958,955	$932,360	$964,463	$932,041
Annualized return on average tangible shareholders’ equity	15.22%	15.26%	14.16%	15.24%	12.96%
Adjusted net income available to common stockholders:
Net income, as reported	$36,894	$36,585	$33,010	$73,479	$60,373
Net impairment losses on securities recognized in earnings (net of tax)	—	517	1,282	517	2,905

Net income, as adjusted	36,894	37,102	34,292	73,996	63,278
Adjusted per common share data:
Net income, as adjusted	$36,894	$37,102	$34,292	$73,996	$63,278
Average number of basic shares outstanding	169,843,354	169,671,128	169,009,302	169,757,717	168,921,009
Basic earnings, as adjusted	$0.22	$0.22	$0.20	$0.44	$0.37
Average number of diluted shares outstanding	169,852,912	169,678,846	169,013,634	169,766,394	168,922,864
Diluted earnings, as adjusted	$0.22	$0.22	$0.20	$0.44	$0.37
Adjusted annualized return on average assets:
Net income, as adjusted	$36,894	$37,102	$34,292	$73,996	$63,278
Average assets	14,275,283	14,214,256	14,200,681	14,244,938	14,163,869
Annualized return on average assets, as adjusted	1.03%	1.04%	0.97%	1.04%	0.89%
Adjusted annualized return on average shareholders’ equity:
Net income, as adjusted	$36,894	$37,102	$34,292	$73,996	$63,278
Average shareholders’ equity	1,312,501	1,302,863	1,264,633	1,307,708	1,259,937
Annualized return on average shareholders’ equity, as adjusted	11.24%	11.39%	10.85%	11.32%	10.04%
Adjusted annualized return on average tangible shareholders’ equity:
Net income, as adjusted	$36,894	$37,102	$34,292	$73,996	$63,278
Average tangible shareholders’ equity	969,911	958,955	932,360	964,463	932,041
Annualized return on average tangible shareholders’ equity, as adjusted	15.22%	15.48%	14.71%	15.34%	13.58%
Adjusted efficiency ratio:
Non-interest expense	$83,080	$83,829	$79,973	$166,909	$158,327

Net interest income	117,670	116,892	117,026	234,562	231,877
Non-interest income	33,535	44,787	22,476	78,322	38,153
Add: Net impairment losses on securities recognized in earnings	—	825	2,049	825	4,642

Gross operating income, as adjusted	$151,205	$162,504	$141,551	$313,709	$274,672
Efficiency ratio, as adjusted	54.95%	51.59%	56.50%	53.21%	57.64%
Tangible common equity to tangible assets:
Tangible shareholders’ equity	$969,325	$964,310	$934,831	$969,325	$934,831

Total assets	14,469,776	14,363,839	14,112,481	14,469,776	14,112,481
Less: Goodwill and other intangible assets	(341,893)	(343,214)	(333,836)	(341,893)	(333,836)

Tangible assets	$14,127,883	$14,020,625	$13,778,645	$14,127,883	$13,778,645
Tangible common equity to tangible assets	6.86%	6.88%	6.78%	6.86%	6.78%

Valley National Bancorp

CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA - CONTINUED

Tier 1 Common Capital and the Tier 1 Common Ratio are non-GAAP financial measures. Valley’s management believes Tier 1 Common Capital and the Tier1 Common Ratio are useful because they are measures used by banking regulators in evaluating a company’s financial condition and capital strength and thus investors desire to see this information. A reconciliation of Tier 1 Common to Valley’s common stockholder’s equity, and the Tier 1 Common Ratio to Valley’s Tier1 Capital Ratio are included below. Tier 1 Common Capital and the Tier 1 Common Ratio were developed by the banking regulators. Tier 1 Common Capital is defined as Tier 1 Capital less non-common elements including qualifying trust preferred securities.

	As of and For the Period Ended
	June 30,	March 31,	December 31,	June 30,
($ in thousands)	2011	2011	2010	2010
Tier 1 common:
Common shareholders’ equity	$1,311,218	$1,307,524	$1,295,205	$1,268,667
Less : Net unrealized gains on securities available for sale *	(10,505)	(14,042)	(13,950)	(13,513)
Plus: Accumulated net gains (losses) on cash flow hedges, net of tax	2,978	(459)	708	4,969
Plus: Pension liability adjustment, net of tax	17,815	18,106	18,398	18,605
Less: Intangible assets:
Goodwill	(317,891)	(317,891)	(317,891)	(310,147)
Other disallowed intangible assets	(13,505)	(14,489)	(15,455)	(12,631)

Tier 1 common capital	990,110	978,749	967,015	955,950
Trust preferred securities	176,313	176,313	176,313	176,313

Total Tier 1 capital	$1,166,423	$1,155,062	$1,143,328	$1,132,263

Risk-weighted assets (under Federal Reserve Board Capital Regulatory Guidelines (RWA))	$10,535,713	$10,503,160	$10,453,352	$10,558,606
Tier 1 capital ratio (Total tier 1 capital / RWA)	11.07%	11.00%	10.94%	10.72%
Tier 1 common ratio (Total tier 1 common / RWA)	9.40%	9.32%	9.25%	9.05%

*	Tier 1 Capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values, in accordance with regulatory risk-based capital guidelines. In arriving at Tier 1 Capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

		Three Months Ended			Six Months Ended June 30,
		June 30, 2011	March 31, 2011	June 30, 2010
					2011	2010
(2)	Non-interest income includes net trading gains (losses):
	Trading securities	$(106)	$493	$(581)	$387	$(345)
	Junior subordinated debentures	(942)	2,889	1,419	1,947	(1,847)

	Total trading gains (losses), net	$(1,048)	$3,382	$838	$2,334	$(2,192)

(3)	Total loans charged-off includes the following covered loan charge-offs:
	Commercial and industrial	$(639)	$(4,966)	$—	$(5,605)	$—
	Commercial real estate	—	(38)	—	(38)	—
	Construction	—	—	—	—	—
	Residential mortgage	—	(110)	—	(110)	—

	Total covered loans charged-off	$(639)	$(5,114)	$—	$(5,753)	$—

(4)

Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(5)	Share data reflects the five percent common stock dividend issued on May 20, 2011.
(6)	The efficiency ratio measures Valley’s total non-interest expense as a percentage of net interest income plus total non-interest income.
(7)	Past due loans and non-accrual loans excludes loans that were acquired as part of the Liberty Pointe Bank and The Park Avenue Bank transactions. These loans are accounted for on a pool basis.
(8)

Excludes OREOs that is related to the LibertyPointe Bank and The Park Avenue Bank FDIC-assisted transactions. OREOs related to the FDIC-assisted transactions, which totaled $6.7 million at June 30, 2011 and March 31, 2011; and $7.8 million and $12.6 million at December 31, 2010 and June 30, 2010, respectively, is subject to the loss-sharing agreements with the FDIC.

SHAREHOLDER RELATIONS

Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, Director of Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 696-2044 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(in thousands, except for share data)

	June 30,	December 31,
	2011	2010
Assets
Cash and due from banks	$360,816	$302,629
Interest bearing deposits with banks	165,847	63,657
Investment securities:
Held to maturity, fair value of $2,002,359 at June 30, 2011 and $1,898,872 at December 31, 2010	2,002,650	1,923,993
Available for sale	863,196	1,035,282
Trading securities	22,101	31,894

Total investment securities	2,887,947	2,991,169

Loans held for sale, at fair value	28,385	58,958
Non-covered loans	9,282,599	9,009,140
Covered loans	308,424	356,655
Less: Allowance for loan losses	(138,626)	(124,704)

Net loans	9,452,397	9,241,091

Premises and equipment, net	264,767	265,570
Bank owned life insurance	307,373	304,956
Accrued interest receivable	59,431	59,126
Due from customers on acceptances outstanding	7,017	6,028
FDIC loss-share receivable	80,179	89,359
Goodwill	317,891	317,891
Other intangible assets, net	24,002	25,650
Other assets	513,724	417,742

Total Assets	$14,469,776	$14,143,826

Liabilities
Deposits:
Non-interest bearing	$2,561,515	$2,524,299
Interest bearing:
Savings, NOW and money market	4,316,742	4,106,464
Time	2,828,190	2,732,851

Total deposits	9,706,447	9,363,614

Short-term borrowings	171,060	192,318
Long-term borrowings	2,727,481	2,933,858
Junior subordinated debentures issued to capital trusts (includes fair value of $159,787 at June 30, 2011 and $161,734 at December 31, 2010 for VNB Capital Trust I)	184,941	186,922
Bank acceptances outstanding	7,017	6,028
Accrued expenses and other liabilities	361,612	165,881

Total Liabilities	13,158,558	12,848,621

Shareholders’ Equity*
Preferred stock, no par value, authorized 30,000,000 shares; none issued	—	—
Common stock, no par value, authorized 220,974,508 shares; issued 170,146,143 shares at June 30, 2011 and 170,131,085 shares at December 31, 2010	59,891	57,041
Surplus	1,176,673	1,178,325
Retained earnings	91,867	79,803
Accumulated other comprehensive loss	(10,288)	(5,719)
Treasury stock, at cost (294,771 common shares at June 30, 2011 and 597,459 common shares at December 31, 2010)	(6,925)	(14,245)

Total Shareholders’ Equity	1,311,218	1,295,205

Total Liabilities and Shareholders’ Equity	$14,469,776	$14,143,826

*	Share data reflects the five percent common stock dividend issued on May 20, 2011.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except for share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Interest Income
Interest and fees on loans	$135,084	$136,420	$268,707	271,789
Interest and dividends on investment securities:
Taxable	28,602	30,813	58,182	60,500
Tax-exempt	2,429	2,597	4,934	5,143
Dividends	1,591	1,281	3,647	3,474
Interest on federal funds sold and other short-term investments	88	76	143	230

Total interest income	167,794	171,187	335,613	341,136

Interest Expense
Interest on deposits:
Savings, NOW and money market	5,082	4,813	9,761	9,673
Time	12,616	14,720	24,782	30,318
Interest on short-term borrowings	276	330	617	661
Interest on long-term borrowings and junior subordinated debentures	32,150	34,298	65,891	68,607

Total interest expense	50,124	54,161	101,051	109,259

Net Interest Income	117,670	117,026	234,562	231,877
Provision for losses on non-covered loans and unfunded letters of credit	6,814	12,438	12,094	25,049
Provision for losses on covered loans	(788)	—	18,094	—

Net Interest Income After Provision for Credit Losses	111,644	104,588	204,374	206,828

Non-Interest Income
Trust and investment services	1,952	1,947	3,975	3,822
Insurance commissions	3,657	2,660	8,080	5,856
Service charges on deposit accounts	5,642	6,651	11,292	12,925
Gains on securities transactions, net	16,492	3,656	19,171	4,519
Other-than-temporary impairment losses on securities	—	—	—	(1,393)
Portion recognized in other comprehensive income (before taxes)	—	(2,049)	(825)	(3,249)

Net impairment losses on securities recognized in earnings	—	(2,049)	(825)	(4,642)
Trading (losses) gains, net	(1,048)	838	2,334	(2,192)
Fees from loan servicing	1,170	1,211	2,367	2,447
Gains on sales of loans, net	1,561	1,019	5,170	3,539
Gains on sales of assets, net	146	218	203	304
Bank owned life insurance	1,880	1,768	3,586	3,311
Change in FDIC loss-share receivable	(2,669)	—	13,566	—
Other	4,752	4,557	9,403	8,264

Total non-interest income	33,535	22,476	78,322	38,153

Non-Interest Expense
Salary and employee benefits expense	44,109	42,935	88,234	87,208
Net occupancy and equipment expense	15,467	16,088	32,653	32,029
FDIC insurance assessment	3,302	3,543	6,631	6,976
Amortization of other intangible assets	1,796	2,445	3,758	4,145
Professional and legal fees	3,020	2,613	6,793	4,732
Advertising	2,703	1,111	4,185	2,023
Other	12,683	11,238	24,655	21,214

Total non-interest expense	83,080	79,973	166,909	158,327

Income Before Income Taxes	62,099	47,091	115,787	86,654
Income tax expense	25,205	14,081	42,308	26,281

Net Income	$36,894	$33,010	$73,479	$60,373

Earnings Per Common Share*:
Basic	$0.22	$0.20	$0.43	$0.36
Diluted	0.22	0.20	0.43	0.36
Cash Dividends Declared per Common Share*	0.17	0.17	0.34	0.34
Weighted Average Number of Common Shares Outstanding*:
Basic	169,843,354	169,009,302	169,757,717	168,921,009
Diluted	169,852,912	169,013,634	169,766,394	168,922,864

*	Share data reflects the five percent common stock dividend issued on May 20, 2011.

Valley National Bancorp

Loan Portfolio

(in thousands)

	06/30/2011	03/31/2011	12/31/2010	09/30/2010	06/30/2010
Non-covered Loans
Commercial and industrial	$1,825,782	$1,859,626	$1,825,066	$1,824,014	$1,760,071
Commercial real estate:
Commercial real estate	3,486,597	3,457,768	3,378,252	3,406,089	3,444,169
Construction	413,951	418,304	428,232	440,929	437,115

Total commercial real estate	3,900,548	3,876,072	3,806,484	3,847,018	3,881,284
Residential mortgage	2,147,362	2,047,898	1,925,430	1,890,439	1,911,466
Consumer:
Home equity	484,812	492,328	512,745	531,168	545,607
Automobile	807,489	827,485	850,801	877,298	866,313
Other consumer	116,606	106,184	88,614	84,724	80,909

Total consumer loans	1,408,907	1,425,997	1,452,160	1,493,190	1,492,829

Total non-covered loans	$9,282,599	$9,209,593	$9,009,140	$9,054,661	$9,045,650

Covered loans*	308,424	336,576	356,655	377,036	385,326

Total loans	$9,591,023	$9,546,169	$9,365,795	$9,431,697	$9,430,976

*	Loans that Valley National Bank will share losses with the FDIC are referred to as “covered loans”.

	Quarterly Analysis of Average Assets, Liabilities and Shareholders’ Equity and
	Net Interest Income on a Tax Equivalent Basis
	Quarter End - 06/30/2011			Quarter End - 03/31/2011			Quarter End - 12/31/2010			Quarter End - 09/30/2010			Quarter End - 06/30/2010
	Average		Avg.	Average		Avg.	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing assets
Loans (1)(2)	$9,619,959	$135,085	5.62%	$9,458,201	$133,625	5.65%	$9,458,332	$133,480	5.64%	$9,474,723	$137,744	5.82%	$9,544,364	$136,422	5.72%
Taxable investments (3)	2,698,706	30,193	4.48%	2,823,185	31,636	4.48%	2,567,952	29,007	4.52%	2,610,933	30,040	4.60%	2,670,495	32,094	4.81%
Tax-exempt investments (1)(3)	372,002	3,737	4.02%	400,049	3,854	3.85%	401,511	3,815	3.80%	433,559	4,219	3.89%	415,978	3,996	3.84%
Federal funds sold and other interest bearing deposits	137,372	88	0.26%	79,208	55	0.28%	193,212	125	0.26%	96,341	61	0.25%	106,461	76	0.29%

Total interest earning assets	12,828,039	169,103	5.27%	12,760,643	169,170	5.30%	12,621,007	166,427	5.27%	12,615,556	172,064	5.46%	12,737,298	172,588	5.42%

Other assets	1,447,244			1,453,613			1,478,972			1,435,103			1,463,383

Total assets	$14,275,283			$14,214,256			$14,099,979			$14,050,659			$14,200,681

Liabilities and shareholders’ equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$4,431,929	$5,082	0.46%	$4,303,555	$4,679	0.43%	$4,198,511	$4,742	0.45%	$4,270,386	$4,711	0.44%	$4,144,113	$4,813	0.46%
Time deposits	2,815,223	12,616	1.79%	2,731,981	12,166	1.78%	2,693,056	12,247	1.82%	2,761,018	13,233	1.92%	3,026,929	14,720	1.95%
Short-term borrowings	167,864	276	0.66%	241,786	341	0.56%	207,027	350	0.68%	198,938	334	0.67%	179,677	330	0.73%
Long-term borrowings(4)	2,933,165	32,150	4.38%	3,073,543	33,741	4.39%	3,118,510	34,610	4.44%	3,072,556	34,574	4.50%	3,080,261	34,298	4.45%

Total interest bearing liabilities	10,348,181	50,124	1.94%	10,350,865	50,927	1.97%	10,217,104	51,949	2.03%	10,302,898	52,852	2.05%	10,430,980	54,161	2.08%

Non-interest bearing deposits	2,554,909			2,488,726			2,529,687			2,422,976			2,441,776
Other liabilities	59,692			71,802			65,048			50,043			63,292
Shareholders’ equity	1,312,501			1,302,863			1,288,140			1,274,742			1,264,633

Total liabilities and shareholders’ equity	$14,275,283			$14,214,256			$14,099,979			$14,050,659			$14,200,681

Net interest income/interest rate spread (5)		$118,979	3.33%		$118,243	3.33%		$114,478	3.24%		$119,212	3.41%		$118,427	3.34%
Tax equivalent adjustment		(1,309)			(1,351)			(1,337)			(1,478)			(1,401)

Net interest income, as reported		$117,670			$116,892			$113,141			$117,734			$117,026

Net interest margin (6)			3.67%			3.66%			3.59%			3.73%			3.68%
Tax equivalent effect			0.04%			0.05%			0.04%			0.05%			0.04%

Net interest margin on a fully tax equivalent basis (6)			3.71%			3.71%			3.63%			3.78%			3.72%

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.
(2)	Loans are stated net of unearned income and include non-accrual loans.
(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)

Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(6)	Net interest income as a percentage of total average interest earning assets.